Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF IMMUNOCELLULAR

THERAPEUTICS, LTD.

Article V, Section 1 of the Amended and Restated Bylaws is amended to read in its entirety as follows:

“Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chief Executive Officer, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

Notwithstanding any other provision of these Bylaws that refers to certificates evidencing shares of the Corporation’s outstanding shares of capital stock, shares of the Corporation may be evidenced by registration in the holder’s name in uncertificated, book-entry form in accordance with the direct registration system approved by the United States Securities and Exchange Commission and by the principal securities exchange on which the stock of the Corporation may from time to time be traded, or as may be otherwise authorized by the Delaware General Corporation Law or any successor statute, as any of the foregoing may be approved from time to time by the Board of Directors. Every holder of uncertificated shares of the Corporation shall be entitled to receive a statement of holdings as evidence of share ownership.”